Exhibit 4.2

DESCRIPTION OF SECURITIES

The following is a brief description of the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Cheetah Net Supply Chain Service Inc. (“Cheetah Net,” “we,” “our,” or “us”). Cheetah Net is a corporation incorporated under the laws of the State of North Carolina, and accordingly our internal corporate affairs are governed by North Carolina law and by our articles of incorporation and bylaws, which have been filed with the U.S. Securities and Exchange Commission as exhibits to our Registration Statement on Form S-1 (File No. 333-271185), initially filed with the U.S. Securities and Exchange Commission on April 7, 2023. The following summary is not complete and is qualified in its entirety by reference to the applicable provisions of North Carolina law and our second amended and restated articles of incorporation and bylaws, which are subject to future amendment in accordance with the provisions thereof.  The Class A Common Stock is the only class of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Common Stock

On July 11, 2022, our stockholders approved our amended and restated articles of incorporation for reclassification of our authorized shares of common stock into shares of Class A common stock and shares of Class B common stock. On April 28, 2023, our stockholders approved our second amended and restated articles of incorporation, which further specify that we are authorized to issue 91,750,000 shares of Class A common stock, par value $0.0001 per share, and 8,250,000 shares of Class B common stock, par value $0.0001 per share. We also have the authority to issue 500,000 shares of preferred stock as deemed necessary with a par value per share equal to the par value per share of the Class A common stock. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. All of the outstanding shares of Class A and Class B common stock are validly issued, fully paid, and non-assessable. No shares of preferred stock are outstanding.

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Voting Rights. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 15 votes per share of Class B common stock.

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Conversion Rights. Shares of Class A common stock are not convertible into shares of any other class. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis.

•	Preemptive Rights. The holders of our Class A Common Stock have no preemptive rights.

•	Redemption. We have no obligation or right to redeem our Class A Common Stock.

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Assets upon Dissolution. In the event of liquidation, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.

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Distributions. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our Class A Common Stock are entitled to receive the dividends or distributions that the board of directors may declare out of funds legally available for these payments. Our payment of dividends and distributions is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a corporation. Under North Carolina law, a corporation may not make a distribution if as a result of the distribution the corporation would not be able to pay its debts or would not be able to satisfy any preferential rights preferred shareholders would have if the company were to be dissolved at the time of the distribution.

Articles of Incorporation, Bylaws, and Statutory Provisions Having Potential “Anti-takeover” Effects

The following paragraphs summarize certain provisions of our second amended and restated articles of incorporation, bylaws, and North Carolina law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of Cheetah Net, or to remove or replace incumbent directors, that are not first approved by our board, even if those proposed actions are favored by our stockholders.

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Authorized Shares. Our second amended and restated articles of incorporation currently authorize the issuance of 100,000,000 shares of common stock, par value $0.0001 per share, including 91,750,000 shares of Class A common stock and 8,250,000 shares of Class B common stock. Our board of directors is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our board flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, and grants of stock options. However, the authority of our board of directors also could be used, consistent with its fiduciary duty, to deter future attempts to gain control of Cheetah Net by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

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Advance Notice of Director Nominations. Our bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Pursuant to these provisions, to be timely, a stockholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the secretary of our Company, within the proscribed time periods. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

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Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by or at the direction of (a) our board of directors, (b) the President of Cheetah Net, or (c) stockholders holding at least 20% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

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Amendment of Bylaws. Subject to certain limitations under North Carolina law, our bylaws may be amended or repealed by either our board of directors or our stockholders. Therefore, our board of directors may amend or repeal bylaws without the approval of our stockholders, to the extent permitted under North Carolina law. However, a bylaw adopted, amended, or repealed by our stockholders might not be readopted, amended, or repealed by our board of directors alone unless our articles of incorporation or a bylaw adopted by our stockholders authorizes our board of directors to adopt, amend, or repeal that particular bylaw or the bylaws generally.

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Action Without Meeting. To the fullest extent permitted by the North Carolina Business Corporation Act, stockholders may take action without a meeting by written consent as to such matters and in accordance with such requirements and procedures authorized by the North Carolina Business Corporation Act. Unless otherwise permitted by the North Carolina Business Corporation Act, such written consent must be signed by all stockholders.

Effects on our Class A Common Stock If We Issue Preferred Stock

Our board of directors has authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock as deemed necessary with a par value per share equal to the par value per share of the Class A common stock. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the rights, preferences, and limitations of such stock from time to time. Our ability to issue an indeterminate number of shares of preferred stock with such rights, privileges, and preferences as our board of directors may fix, may have the effect of delaying or preventing a takeover or other change in control of Cheetah Net.

The issuance of any preferred stock may negatively affect the holders of our Class A Common Stock. These possible negative effects include diluting the voting power of shares of our Class A Common Stock and affecting the market price of our Class A Common Stock.

Listing

Our Class A Common Stock is listed on the Nasdaq Capital Market under the ticker symbol “CTNT.”

Transfer Agent

The transfer agent of our Class A common stock is Vstock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.